EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This agreement (“Agreement”) is made as of the 27th day of June, 2011 (the “Effective Date”) by and between, on the one hand, Diligent Board Member Services, Inc., a Delaware corporation, 39 West 37th Street, New York, New York 10018 (“DBMS,” the “Company,” or “Employer”), and, on the other hand, Alessandro Sodi, an individual residing at 176 Eakins Road, Manhasset, New York 11030 (“Executive”).  All references to currency are to US dollars unless otherwise indicated.

WHEREAS, Executive is a current employee of DBMS and he does not currently have an employment agreement with DBMS; and

WHEREAS, the parties desire to enter into an employment agreement for the Term (as defined below) on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Employment. DBMS hereby agrees to employ Executive, and Executive hereby agrees to provide services to the Company, during the Term on the terms and conditions set forth herein.

2.	Term. Unless earlier terminated pursuant to Article 5 below, this Agreement shall commence on the Effective Date and shall continue in effect until July 5, 2014 (hereinafter the "Term").

3.	Duties. During the Term, Executive shall perform the duties set forth on Schedule A.

4.	Compensation. For all services rendered by Executive and for all covenants undertaken by Executive pursuant to this Agreement, DBMS shall provide, and Executive shall accept, the following:

4.1	Base Compensation. DBMS shall pay the base cash compensation to Executive as provided in Schedule B.

4.2
Fringe Benefits.  During the Term, DBMS shall extend to Executive other fringe benefits as provided in Schedule B. DBMS makes no provision for retirement or death in service benefits to the Executive save as may be provided from time to time within the terms of DBMS’s pension or profit sharing plan, if any, or as may be required by law.

5.	Termination.

5.1	Termination of Executive for Cause. DBMS may terminate this Agreement for “cause,” upon the occurrence of one or more of the following:

(a)	Executive commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of Executive’s duties as an employee of DBMS;

(b)	Executive neglects or fails, on a recurring basis and in a material respect, to perform Executive’s job duties as defined in Schedule A;

(c)
Executive substantially violates any written policy or reasonable expectation of DBMS regarding employee behavior or conduct that has been communicated to Executive by DBMS or such employee behavior or conduct is outside the remit of Executive’s job description and Executive does not cure such breach within thirty (30) days after written notice from DBMS;

(d)	Executive is convicted of, or pleads nolo contender, to (i) any felony, or any misdemeanor involving moral turpitude or (ii) any crime or offense involving dishonesty with respect to DBMS; or

(e)
Executive materially breaches any provision of this Agreement and does not cure such breach within thirty days after written notice from DBMS, except that such cure period shall not apply to any breach by Executive of the restrictive covenants in Article 8 of this Agreement.

In the event DBMS opts to terminate this agreement for cause, DBMS shall provide written notice of such termination which shall also specify the reason for such termination.

In the event DBMS terminates this Agreement for cause, all obligations of DBMS under this Agreement shall terminate.

5.2
Illness or Disability of Executive.  If Executive is unable for health reasons to perform services for DBMS for a continuous period of more than 90 days, Executive shall be deemed to be permanently and totally disabled. In such event, DBMS shall have the right to terminate this Agreement by written notice to Executive provided on or after the expiration of the ninety (90) day period.  In such event, the Executive shall be paid all compensation due under this Agreement until the date of termination provided in the notice.

5.3
Death of Executive.  This Agreement will terminate immediately upon the death of Executive, and in such case the surviving named beneficiary or Executive’s estate shall receive any compensation earned and unpaid as of the date of Executive’s death.

5.4
Resignation by Executive.  The provisions of Section 5.2 notwithstanding, if the Executive voluntarily resigns in the event of a change of control of the Company, for health issues related to him or to his spouse, or he is removed as the CEO of the Company or this Agreement is not renewed or extended prior to its expiration, then the Executive shall be paid one year of his then current base compensation.  For purposes of this Section 5.4, “change of control” shall mean ownership by a shareholder of more than 50% of the voting shares of the Company.

6.
Expenses.  In addition to the compensation payable hereunder, the Executive shall be entitled to incur other expenses (detailed in Schedule B) on behalf of DBMS in the performance of the Executive’s duties. Executive will charge such expenses to DBMS credit or charge cards, or to DBMS vendors or, if Executive pays such expenses from his own resources, Executive will be reimbursed upon submission of appropriate vouchers.

7.
Devotion to business.  Throughout Executive’s employment pursuant to this Agreement, Executive will devote 100% of Executive’s professional and business hours and Executive’s undivided attention to the business and affairs of DBMS and its divisions and affiliates, except as otherwise set forth in this Agreement.  Nothing in this Agreement will preclude Executive from devoting reasonable periods as may be required for outside activities and engagements that will not reflect adversely on DBMS, and that are not inconsistent with the mission or purposes of DBMS, and will not conflict with Executive fulfilling his duties hereunder, including, but not limited to, such activities as the following: (a) service as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of DBMS; (b) fulfilling speaking engagements, teaching at continuing education seminars, or fulfilling other professional or business educational opportunities; and/or (c) engaging in charitable and community activities that are not inconsistent with the mission and purposes of DBMS.

8.	Restrictive Covenants.

8.1
Competition.  Executive agrees that while this Agreement is in effect, and for a period of one year after its termination, Executive will not, without the written consent of DBMS, engage, directly or indirectly, either as principal, agent, proprietor, director, officer, employee or consultant, or participate in the ownership, management, operation or control, of any business directly competitive with the business conducted by DBMS at the date of termination of this Agreement.  A business competitive with the business of DBMS shall include, without limitation, a business that manufactures, provides or markets software for digital board books or board portals–whether delivered via the Application Service Provider model or as installed software–to desktop PCs, laptops, PDAs, mobile phones and computing devices (or other form of computing or electronic device). Nothing in this section shall prevent Executive from purchasing securities of any business whose securities are regularly traded on any national securities exchange, or in the over-the-counter market; provided that such purchases shall not result in Executive owning, directly or indirectly, at any time, one percent (1%) or more of the voting securities of any entity engaged in any business competitive to that carried on by DBMS at the termination of this Agreement.  The geographic area of the restrictions set forth in this section shall be the United States and its territories and possessions, together with any other countries in which DBMS shall have been actively promoting its services or the licensing or franchise of the right to promote its services within the 12 month period prior to termination of the employment of Executive.

8.2
Recruitment of personnel.  Executive agrees that he will not, while this Agreement is in effect and for a period of two years thereafter, directly or indirectly, individually or in concert with other persons, aid or endeavor to solicit or induce

(a)
then remaining employees of DBMS or its affiliates, or agents, licensees, franchisees, or consultants performing regularly contracted work for DBMS or its affiliates, to leave their employment or independent contractor positions to accept employment or contractor positions with another person or entity, or

(b)	then customers of DBMS to obtain from another person or entity products or services similar to or competitive with the products or services then sold or provided by DBMS.

(c)
The geographic area of the restrictions set forth in this Article 8.2 and its preceding subsections shall be the United States and its territories and possessions, together with any other countries in which DBMS shall have been actively promoting its services or the licensing or franchise of the right to promote its services within the 12 month period prior to termination of the employment of Executive.

8.3
Confidential Information.  Executive agrees that he will not, while this Agreement is in effect or at any time thereafter, use or disclose to any unauthorized person any trade secrets or other confidential information of DBMS or its affiliates.  Executive acknowledges and agrees that trade secrets and other confidential information, whether created by Executive in connection with his employment or by others, constitute DBMS’s sole and exclusive property.  For purposes of this section, the term “confidential information” includes all documents, materials and other information, whether in oral, written or electronic form, that have been or will be furnished by or on behalf of DBMS to Executive or that Executive becomes aware of in the course of his duties (or that have been or will be created for DBMS while Executive is employed by DBMS), and includes, without limitation, all notes, analyses, compilations, materials, manuscripts, books, pamphlets, tapes, CDs, products, product information, mailing lists, customer information and customer lists, business plans, business methods, web site designs, technology information, software, source code, pricing information, and any studies or other documents or materials prepared by the Executive which contain or reflect all or any portion of the originally disclosed materials.  Notwithstanding the foregoing, Confidential Information does not include information that:  (i) was or becomes generally available to the public other than as a result of a disclosure by the Executive or Executive’s agents; or (ii) becomes available to the Executive on a non confidential basis from an independent source without breach of any confidentiality obligations. or (iii) which Executive is required to disclose under applicable laws or regulations or in connection with judicial or administrative proceedings, provided that to the extent possible Executive shall notify DBMS if compelled to disclose confidential information, prior to its disclosure, so as to permit DBMS an opportunity to seek a protective order or other appropriate relief it deems prudent.  Executive will return all documents and other tangible evidence related to DBMS’s trade secrets and any confidential information on termination of his employment with DBMS.  No breach or alleged breach of this Agreement by DBMS shall alter the obligations of Executive set forth in this Article.

8.4
Right to Injunctive Relief and Other Remedies.  Executive agrees that the restrictions contained in Article 8 are necessary for the protection of DBMS and any breach thereof may cause DBMS irreparable harm for which there may not be adequate remedy at law.  Executive consents in the event of such breach to the issuance of injunctive or other equitable relief in favor of DBMS restraining the breach of the Article 8 covenants by any court having jurisdiction.  Executive agrees that the rights of DBMS to obtain an injunction shall not be considered a waiver of DBMS’s rights to assert any other remedy it may have at law or in equity.  With regard to any preliminary injunctive or similar equitable relief that may be granted to enforce the covenants set forth in Article 8, Executive waives the requirement of a bond being posted in connection with such relief.

9.
Non-Disparagement.  During the term of this Agreement and thereafter, Executive shall not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about DBMS, its business activities, or any of DBMS’s directors, officers, employees, affiliates, agents, or representatives or any of them, to any other person or business entity.  Neither DBMS nor its directors, officers, employees, affiliates, agents and representatives shall, directly or indirectly, disparage or make negative, derogatory or defamatory statements about Executive.  Except pursuant to a subpoena validly issued or enforced by a court, arbitrator, agency, or other governmental body of competent jurisdiction, or in response to a valid investigative demand by a governmental body, neither Executive nor DBMS (including any of its directors, officers, employees, affiliates, agents and representatives) will testify, consult, cooperate or otherwise communicate with any other person concerning any legal proceeding, judicial or administrative, against or adverse to Executive, DBMS or an affiliate of DBMS, actual or contemplated.  Executive and DBMS shall give prompt notice (i.e., no later than five (5) business days following receipt) to each other of any such subpoena or investigative demand before taking any action in response thereto.

10.
Inventions.  Executive agrees that all inventions conceived of or developed by Executive during the term of the Executive’s employment with DBMS and/or Diligent Board Member Services LLC, DBMS’s predecessor, and its affiliates, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business or interests of DBMS shall be DBMS’s exclusive property.  Any invention relating to the business or interest of DBMS conceived prior to the date of this Agreement which Executive claims a right or interest in is hereby assigned to DBMS and Executive will sign any documents requested by DBMS, which may be deemed by DBMS to be required to perfect DBMS’s rights in such inventions.  With respect to any invention, Executive shall (i) promptly disclose in writing to DBMS each invention related to the business or interests of DBMS that is conceived or developed by Executive during the term of Executive’s employment with DBMS, (ii) assign all rights to such inventions to DBMS and (iii) assist DBMS, at DBMS’s expense, in every way to obtain and protect any patents, trademarks or copyrights on such inventions.  This Article shall survive termination of this Agreement.

11.	Miscellaneous.

11.1
Severability.  If any provision of this Agreement shall be adjudicated to be invalid, it shall not affect the remaining provisions of this Agreement.  In addition, if any provision of this Agreement shall be adjudicated to be invalid as it relates to the restrictive covenants in Article 8, such provision shall be modified automatically to provide for the maximum restriction on Executive that is lawful as, for example, by decreasing the geographical area or duration of any such restriction.

11.2
Further assurances.  Each of DBMS and Executive agrees, at the expense of DBMS, to do such acts and execute such documents as are reasonably necessary to implement fully his or its respective covenants under this Agreement.

11.3	Succession. This Agreement shall extend to and be binding upon Executive and his heirs, administrators and executors and upon DBMS and its successors and assigns.

11.4
Entire agreement; waiver.  This Agreement contains the entire and only agreement between DBMS and Executive with respect to the subject matter hereof.  This Agreement supersedes all prior representations, agreements and understandings, whether oral or written, upon the subject matter hereof, including, without limitation, Executive’s employment with DBMS.  All waivers and modifications of this Agreement shall be in writing and signed by the party against whom enforcement of such waiver or modification is sought.  No waiver or failure or delay by either party to enforce a right set forth in this Agreement shall operate as a waiver of any term or condition of this Agreement as applied to the same or similar circumstances occurring thereafter.

11.5
Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and of the State of New York, without reference to the internal choice of law rules of New York.

11.6
Compliance with Applicable Laws and Regulations.  This Agreement is to be construed, and the compensation provided under this Agreement is to be paid, in such manner and at such times as shall comply with all applicable laws and regulations, including but not limited to, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder by the U.S. Department of the Treasury.

11.7
Notices.  Any notice or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if the notice or communication is in writing and is delivered by hand or sent to the recipient by nationally recognized courier or certified mail, return receipt requested, addressed to the intended recipient at his or its address set forth in the preamble to this Agreement or to such other address as the recipient shall have designated by written notice given to the party providing notice.

11.8
Arbitration. All disputes between the parties to this Agreement shall be resolved by arbitration before a single arbitrator in New York, New York, in accordance with the commercial arbitration rules of the American Arbitration Association.  At any hearing, the parties shall have the right to submit arguments and evidence, including testimony, by IP videoconference.  This agreement to arbitrate, together with any proceedings in connection with an arbitration award, shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq.

(a)
Notwithstanding anything to the contrary in Article 11.8, each of the parties shall have the right to seek a temporary or preliminary injunction or other provisional equitable relief in a court having jurisdiction.  If a party files an action requesting provisional relief in a court, such party shall make a motion, which motion all the other parties shall join, to refer further proceedings (other than any hearing on the imposition or lifting of provisional remedies) to arbitration in accordance with this Article 11.8.

(b)
DBMS and Executive agree that any arbitration pursuant to this Agreement may be consolidated, before the same arbitrator, with any other arbitration pursuant to any employment or corporate governance agreements providing for arbitration and to which DBMS or any of its officers, directors or shareholders are parties.  In the sound discretion of the arbitrator, the issues to be heard may be consolidated or severed for purposes of hearing.

11.9	Legal Fees. Executive, and his heirs, shall be entitled to reasonable attorney’s fees incurred in the successful defense or enforcement of any of their rights hereunder.

11.10
Article Headings.  The article headings in this Agreement are for convenience only and shall not be considered a part of, or modify, explain, enlarge, restrict or in any way affect, the construction or interpretation of any provisions of this Agreement.

11.11	Counterparts. This Agreement may be executed in counterparts. Facsimile and electronic signatures shall be treated as originals for all purposes of this Agreement.

WITNESS the signatures of the parties hereto as of the date first written above.

	Diligent Board Member Services, Inc.	Executive

By:	/s/ David Liptak	/s/ Alessandro Sodi
	David Liptak	Alessandro Sodi
Chairman

SCHEDULE A

Title:		President and CEO (“CEO”)

Reports to:		Chairman of DBMS

Accountabilities:	•	CEO is responsible for addressing all significant matters relating to or affecting DBMS from time to time.

	•	CEO is responsible for development of strategies to be employed by DBMS, subject to Board of Directors approval.

	•	CEO is responsible for managing and supervising all of his direct reports.

	•	CEO is responsible for ensuring the disclosure of all material information pursuant to the securities laws of the US and New Zealand.

	•	CEO shall report all significant matters to the Board of Directors and shall obtain Board approval of any such significant proposed initiatives.

SCHEDULE B

Base Compensation:
Base compensation of $510,000 per annum will be paid bi-weekly to the Executive by Company. This compensation will be increased by a minimum of 15% on each anniversary date over the next three (3) years and may be increased further at the sole discretion of the Board of Directors.

Bonus Compensation:
At the beginning of the second quarter of every year for the duration of this Agreement, the Board will consider approving a lump sum payment of $150,000 to the Executive.  This payment will be at the discretion of the Board via a vote at the beginning of the second quarter of every year for the duration of this Agreement, measured against market conditions and current company performance.

Insurance Benefits:
Health Insurance:  Full family health insurance coverage will be provided to the Executive as part of, and pursuant to, the terms of the Company’s contributory health insurance plan.

Disability and Term Life Insurance:
There currently is no disability or term life insurance offered by Company.

Pension and Profit Sharing:
There is currently no pension or profit sharing plan offered by Company.

Vacation:
The Executive will be entitled to a minimum of 4 weeks paid vacation per year - plus public holidays and personal days - as per Company policy.

Stock Based Compensation:
Executive shall be entitled to participate in the DBMS 2010 Stock Option and Incentive Plan and any successor plan available to other executives of DBMS (the “Plan”). Pursuant to the terms and conditions of the Plan, and upon execution by Executive of a Stock Option Agreement substantially similarly to agreements executed by individuals previously awarded shares of the Company’s common stock, the Company shall award Executive options for shares of Company’s common stock, upon approval of this Agreement by the Board of Directors and a grant by the Remuneration and Nominations Committee, as follows:

Options for 3,000,000 shares of the Company’s common stock exercisable in six equal installments of 500,000 according to the following schedule: 500,000 shares on the 28th day of June in 2013, 2014, 2015, 2016, 2017 and 2018.

Tools:
Desktop and laptop computers, cell phones, business cards and office required by Executive to fulfill his duties in the multiple countries in which Company operates will be provided by Company as required. All marketing materials will be provided by Company.

Travel Expense Reimbursement:
Executive shall be entitled to reimbursement of reasonable travel expenses incurred in connection with travel on behalf of DBMS, upon submission of appropriate documentation and incurred in accordance with DBMS’s travel expense policy (as adopted and amended from time to time).

When traveling internationally, Executive will be paid an additional $250 per day to cover personal expenses incurred when traveling on behalf of Company.

Reservation of Rights:
Nothing in this Schedule B shall be deemed to limit the ability of Company to adopt, amend, revoke or replace any fringe benefit plans or Company policies or from taking any action in connection therewith that is applied uniformly to all executive employees of DBMS.